PAGE 85

					EXHIBIT 10(a) PAGE 1 of 23


		      SUPPLEMENTARY AGREEMENT


	THIS SUPPLEMENTARY AGREEMENT is entered into as of January 1, 1987, between the Trustees of the Cincinnati Southern Railway
(hereinafter "Lessor" or "Trustees"), and The Cincinnati, New
Orleans and Texas Pacific Railway Company ("Lessee"), an Ohio corporation,

			    WITNESSETH:

	WHEREAS, the City of Cincinnati, Ohio, is the owner of a line of railroad known as the Cincinnati Southern Railway and certain properties which are under the control and jurisdiction of the Lessor ("Line") and which are leased to Lessee pursuant to a Lease made and entered into the 11th day of October, 1881, as extended, modified and supplemented ("Lease"); and

	WHEREAS, certain differences have arisen between the Lessor and Lessee regarding the interpretation, meaning, effect and performance of certain provisions contained in the aforementioned
Lease and regarding the amount of rental that should be paid thereunder;

	WHEREAS, the shareholder and board of directors of Lessee, at special meetings, have authorized the undertakings hereinafter set forth; and

	WHEREAS, Southern Railway Company ("SR") and Norfolk Southern Corporation ("NS"), Virginia corporations, are executing this Agreement as guarantors of the performance by Lessee of its obligations hereunder; and

	WHEREAS, by an Act of the General Assembly of the State of Ohio, passed June 23, 1961, the board of trustees of any railway appointed under the provisions of the Act of May 4, 1869, among other things, were authorized to modify any existing lease of such railway in accordance with ordinances of the council of the city owning such line of railway; and

	WHEREAS, Council of the City of Cincinnati on the 5th day of August, 1987, passed Ordinance No. 309 - 1987, entitled
"Authorizing the Trustees of the Cincinnati Southern Railway to Execute a Supplementary Agreement with The Cincinnati, New Orleans and Texas Pacific Railway Company", a copy of which is attached hereto as Exhibit A;

	NOW THEREFORE, it is mutually covenanted and agreed by said parties each for itself, its or their successors and assigns, as follows:

					EXHIBIT 10(a) PAGE 2 of 23


     1. Commencing with the calendar year 1987, Lessee agrees to pay rent to Lessor in advance, in quarterly installments, on January 1, April 1, July 1 and October 1 of each year at the offices of the Treasurer of the City of Cincinnati. The amount of rental shall be determined as follows:

	  (a) For the calendar year 1987, the rental shall be $11,000,000.00. Any quarterly payments, net of payments timely made in accordance with the existing Lease, which are delayed pending execution of this Agreement shall be paid within five days after this Agreement is fully executed and all required approvals obtained, and shall bear interest at 6% per annum from the date each applicable quarterly payment was due until the day before its payment.

	  (b) For 1988 and subsequent years the annual rent shall be an amount calculated by multiplying the prior year's rent by a "Factor" obtained by dividing the Implicit Price Deflator for Gross National Product ("IPD-GNP") for the prior calendar year by the IPD-GNP for the year preceding the prior calendar year, provided, however, that the rent will not be less than $11,000,000.00 for any year.

	       For any given year, the denominator of the fraction used to calculate the Factor will be the same as the numerator of the fraction used to calculate the previous year's Factor. The calculations of the Factor to be applied to the previous year's rent shall be carried out to five places to the right of the decimal and rounded.

	       IPD-GNP is developed by the U.S. Department of Commerce, Bureau of Economic Analysis and is reported in the publication ECONOMIC INDICATORS prepared for the Joint Economic
Committee by the Council of Economic Advisors.

	  (c) If, in the rent calculation for the year 1988 or any subsequent year, the Factor is greater than 1.04, then 1.04 will be the Factor used. If, in the rent calculation for 1988 or any subsequent year, the Factor as calculated under subparagraph
(b) hereof is less than .96, then .96 will be the Factor used.

	  (d) Because the IPD-GNP for each calendar year cannot be available on the first day of the following year, the parties agree that rent installments in any year will not be adjusted until after the IPD-GNP for the previous calendar year is published. Any difference between the installment payment made in any quarter and what it would have been had the IPD-GNP been known will be reflected in the rent for the quarter next following the date the applicable IPD-GNP becomes known.

					EXHIBIT 10(a) PAGE 3 of 23


	  (e) The following examples are provided to illustrate the application of the formula:

Example 1:      Assuming that the IPD-GNP for the calendar year
---------       1987 is 113.1, the rent payable in 1988 would be
		calculated as follows:

		113.1 (IPD-GNP for 1987)  =  .98864 x $11 mill. =
		114.4 (IPD-GNP for 1986)     $10.87504 million

		The rent would be $11 million since the calculation would yield a rental less than the agreed upon floor of $11 million.

Example 2:      Assuming that IPD-GNP for the calendar year 1988 is
---------       117.5, the rent payable in 1989 would be calculated
		as follows:

		117.5 (IPD-GNP for 1988)  =  1.03890 x $11 mill. =
		113.1 (IPD-GNP for 1987)     $11.42794 million

Example 3:      Assuming that the IPD-GNP for the calendar year
---------       1989 is 124.6, the rent payable in 1990 would be
		calculated as follows:

		124.6 (IPD-GNP for 1989)  =  1.06043
		117.5 (IPD-GNP for 1988)     1.04 x $11.4279 mill. =
					     $11.885058 million

		In this example, since a factor of 1.06043 is produced by the calculation, and 1.04 is the established cap, the 1.04 factor is to be used.

Example 4:      Assuming that the IPD-GNP for the calendar year
---------       1990 is 117.1, the rent payable in 1991 would be
		calculated as follows:

		117.1 (IPD-GNP for 1990)  =  .93981
		124.6 (IPD-GNP for 1989)     .96 x $11.885058 mill. =
					     $11.409656 million

		In this example, since a factor of .93981 is produced by the calculation, and .96 is the established minimum, the .96 factor is to be used.

	  (f) The rental provided for herein shall be in lieu of the fixed and contingent rental provided for in the Lease but shall not affect Lessee's obligation to pay in accordance with the Supplemental Agreement of November 16, 1961, the principal and interest on bonds issued to finance certain improvements to the leased premises.

					EXHIBIT 10(a) PAGE 4 of 23


     2. Lessee shall have the option to extend the term of the Lease for twenty-five (25) years beyond the present expiration date or until December 31, 2051. Such option shall be exercised on or before January 1, 2022 by Lessee notifying Lessor in writing of Lessee's intent to extend the Lease. Within thirty (30) days after receipt of such notice of intent to extend, Lessor shall notify Lessee in writing of its proposed rental terms for the extension period. If such proposed rental terms are acceptable to Lessee, such acceptance shall be communicated to Lessor in writing on or before April 1, 2022, and the parties shall execute the appropriate documents necessary to effect the extension. If the proposed rental terms are unacceptable to Lessee and the parties have been unable to reach agreement on different rental terms on or before June 30, 2022, or such later date as is mutually agreed to by Lessor and Lessee, either party may submit the issue to arbitration in accordance with Section 8, in which case the arbitrators shall determine fair market rental terms for the leased premises for the period of extension.

     Within 90 days after receiving the arbitrators' determination of the fair market rental terms, Lessor and Lessee shall file sealed statements with the arbitrators stating whether they accept the arbitration decision. Such statements are only to be opened by the arbitrators after both parties have submitted their statements. If both parties accept the arbitrators' determination, the parties shall execute the appropriate documents incorporating such determination necessary to effect the extension.

     If Lessee accepts the arbitrators' determination but Lessor does not, the Lessor may seek to lease or sell the leased property to another party; however, Lessee shall have a right of first refusal to extend the Lease or purchase the leased property on the same terms as any bona fide third party offer received by and acceptable to Lessor. If Lessor does not obtain a bona fide third party offer acceptable to it to lease or buy the railway prior to one year prior to the expiration of the lease term, or prior to one year after the date of the arbitration determination, whichever is later, and has not committed to operate the leased property itself, Lessee shall have the option to extend the Lease on the terms decided upon in the arbitrators' determination. In the interim, Lessee shall have the right to continue using the leased property on the same terms as the current Lease on a year to year basis.

     If Lessee does not accept the arbitrators' determination, the Lessor may seek to lease or sell the leased property to another party. If Lessor receives a bona fide third party offer acceptable to it on terms more favorable to it than the terms of the arbitrators' determination, Lessee shall have no rights to extend the Lease. If the best bona fide third party offer

					EXHIBIT 10(a) PAGE 5 of 23


acceptable to Lessor is less favorable to Lessor than the arbitrators' determination, Lessee shall have a right of first refusal to extend the lease or purchase the leased property on the same terms as the third party offer. If the best bona fide third party offer acceptable to Lessor is equal to the arbitrators' determination, then Lessee shall have a right of first refusal on the same terms only if Lessor has also rejected the arbitrators' determination. If Lessor does not receive a bona fide third party offer to lease or buy the railway acceptable to Lessor within one year prior to expiration of the lease term, and Lessor has not committed to operate the leased property itself, Lessee shall have the right to continue using the property on the same terms as the current Lease on a year to year basis. At any time during such year to year extension, Lessee shall have the option to match any bona fide third party offer acceptable to Lessor.

     The right of first refusal provided for herein shall be exercised as follows: Lessor shall advise Lessee in writing of the terms of such bona fide offer. Lessee shall have sixty days from the date of such notice within which to exercise its right of first refusal by notifying Lessor in writing of such exercise. If notice of exercise of the right of first refusal is not given within such sixty day period, the right of first refusal shall expire.

     3. (a) Lessee may grant to others trackage rights, easements, licenses and subleases of any part of the leased premises for any purpose so long as such trackage rights, easements, licenses and subleases do not extend beyond the term of the Lease or any extension thereof, do not exceed the rights granted to Lessee hereunder, are subject to the rights of Lessor arising from failure by Lessee to comply with the terms of this Agreement, and do not impair the maintenance or operation of the Line. The parties agree that at the termination of the Lease, no hazardous waste material will be stored on the leased premises in violation of then applicable law. In the event any license, sublease or other agreement is entered into for installation of a fiber optics communication system on the leased property, Lessee agrees to pay Lessor 75% of the revenue attributable to such license, sublease or agreement. In the event such a system is part of a fiber optics agreement encompassing rights of way beyond the leased property, the revenue base used for calculating Lessor's share shall be determined taking into account the proportionate mileage of Lessor's property which is part of the fiber optics agreement, the relative value of such mileage to the communications system, and any other factors necessary to determine a fair proportion of the revenue attributable to such mileage.

					EXHIBIT 10(a) PAGE 6 of 23


	  (b) The right to develop and use the air space over the leased property titled in the name of Lessor in the City of Cincinnati and Kenton County, Kentucky, is reserved to the Lessor, subject to the requirements of Lessee for clearances and other protections to prevent interference with Lessee's use of the leased property. Prior to undertaking development of any of the said air rights, Lessor will provide Lessee with detailed plans and specifications for its review. Development and use of such air rights shall be subject to the express written consent of Lessee, upon terms and conditions satisfactory to Lessee, which consent shall not unreasonably be withheld.

	  (c) The right to develop and use mineral rights underlying the leased property titled in the name of the Lessor is reserved to the Lessor, but during the term of the Lease and any extension, such mineral rights shall not be exercised in a manner causing interference with Lessee's use of the leased property. Prior to undertaking development of any of the said mineral rights, Lessor will provide Lessee with detailed plans and specifications for Lessee's review. Development and use of such mineral rights shall be subject to the express written consent of Lessee, upon terms and conditions satisfactory to Lessee, which consent shall not unreasonably be withheld.

	  (d) The parties agree that nothing in the Lease or this Supplementary Agreement constitutes any impediment to the acquisition of and exercise of all rights of ownership by Lessee or its corporate affiliates over any property, subject only to the requirements of the Lease that, at the termination of the Lease or any extension, Lessee surrender to the Lessor the line of railway complete in all respects, and that construction of additional main or side track be upon rights of way owned by Lessor. At the time of surrender, the Line shall be in condition equivalent to the classification established by the Federal Railway Administration as applied to the Line in the applicable portions of the timetable for the Southern Railway System Kentucky Division in effect as of the date of execution hereof (a copy of which is attached hereto as Exhibit B).

	  (e) If, at any time during the term of the Lease or any extension thereof, leased property shall, in the opinion of the Lessee, not be necessary for the operation of the railroad, then the Lessee shall have the right to use the same for any other lawful purposes, and shall have the right to receive as its own all rents, issues and profits therefrom. At the termination of the Lease or any extension thereof, Lessee shall surrender the same to the Lessor with all improvements thereon. Alternatively, Lessee may at any time declare any such property to be superfluous and upon written notice to Lessor return such property to Lessor and release it from the leased premises.

					EXHIBIT 10(a) PAGE 7 of 23


	  (f) If, at any time during the term of the Lease or any extension thereof, leased property is condemned or conveyed under threat of condemnation, the following provisions shall govern:
any award or payment, net of any tax and expenses, shall be held by Lessee in an interest paying account and used, with its interest, only to replace the property or improvements taken, or to acquire additional real property to be titled in the name of the Lessor and to make improvements thereon for the operation of the railway, which property shall become part of the leased property. Lessee shall make an annual accounting of the use of such funds to Lessor. Any balance in such account at the termination of the Lease, including any extension or renewal thereof, shall then become the property of Lessor.

	  (g) In the event of termination of this Lease or any extension or renewal thereof, Lessee agrees to grant to Lessor or any subsequent lessee or purchaser of Lessor's line of railroad in Cincinnati, Ohio, and Lessor agrees to grant to Lessee or its successors and assigns, non-exclusive joint use of each other's rail facilities within the Gest Street Yard in the City of Cincinnati as necessary for the operation of their respective rail lines in accordance with the customary terms for such usage and in exchange for payment of the customary charges received among railroads for such usage rights.

     4. During the term(s) hereby granted Lessee will pay and save harmless the Lessor from the payment of any costs, expenses, claims, liabilities, damages and demands whatsoever arising out of the Lessee's possession, control, management and operation of the said line of railway and its equipment, or any part of the leased premises. Lessee assumes the duties, liabilities and obligations of an owner, doing every act and thing required by law of the Trustees, their successors or assigns. If Lessee shall be covered by insurance for any of its obligations set forth in this Section 4, it will, if it can do so without added premium cost, name Lessor as an additional insured. During the term(s) hereby granted Lessee also shall provide to Lessor an annual report summarizing the conditions of the leased premises, the nature of repairs or replacements made with respect thereto, and the sale of any rail lines between Cincinnati, Ohio and Chattanooga, Tennessee during the previous twelve months.

     5. Lessee agrees that it will, during the continuance of the Lease, pay to the Trustees, without deduction from the rent herein reserved, the sum of one hundred thousand dollars per annum payable quarterly at the Cincinnati offices of the Trustees of the Cincinnati Southern Railway to cover the necessary expense devolving upon the Trustees in conducting the Trustees' affairs. The amount of this payment shall be adjusted annually, beginning with the Lease year commencing January 1, 1988, and continuing every year thereafter during the term of the Lease and any

					EXHIBIT 10(a) PAGE 8 of 23


extension to reflect increases in the Consumer Price Index. For each such year the expense payment shall be determined by multiplying the sum of $100,000 by a fraction, the numerator of which shall be the Consumer Price Index as of the end of the immediately preceding year, and the denominator of which shall be the Consumer Price Index as of the end of 1986. If the result of this calculation is less than or equal to $1OO,OOO, the expense payment for that year shall be $100,000. If the result of the calculation exceeds $100,000, the result of the calculation shall be the expense payment for that year. Any amounts payable under this Section 5 in excess of $100,000 shall be paid on or before July 1 of that year.

     6. (a) In consideration of the Trustees' full release of Lessee from any and all claims arising out of or on account of the prior lease relationship between the parties, Lessee will, concurrently with the execution of this Agreement and conditioned upon execution of a similar release of claims by the City of Cincinnati, pay to the Trustees the sum of six million dollars.

	       This release shall not apply to Lessor's claims to ownership of the leased property under the terms of the Lease. Lessor agrees to defer all such claims existing as of July 15, 1987 until termination of the Lease. Lessor and Lessee agree that the execution of this Agreement shall not abridge, estop, compromise, release or waive Lessor's claims with regard to such ownership rights and that no defense of waiver, laches, acquiescence, release, estoppel or the like arising on or after July 15, 1987 with respect to claims existing on that date may be asserted by reason of Lessor's agreement not to assert or prosecute such claims at this time. It is the intention of the parties that these property issues not impede the resolution of other issues in dispute and that neither party should be prejudiced by the deferral of issues pertaining to ownership of property until termination of the Lease.

	       It is understood and agreed between the parties that the accrual and/or payment of the six million dollars, together with the related tax benefit, shall not operate to increase or decrease the contingent rental for years prior to 1987, as computed in accordance with the November 16, 1961 Supplemental Agreement between the parties.

	  (b) In further consideration of the execution hereof and the covenants of Lessor as set forth herein, Lessee agrees to transfer and convey, by sufficient special warranty deed, to Lessor and the successors and assigns thereof, certain Riverfront real estate situated in the City of Cincinnati, Hamilton County, Ohio, described on Attachment C hereto. Said deed shall be executed by Lessee and delivered to Lessor no later than ninety days after execution of this Supplementary Agreement and receipt

					EXHIBIT 10(a) PAGE 9 of 23


of all necessary approvals. Such property shall constitute part of the leased property, except that air rights over said property shall be reserved to Lessor as provided in Section 3(b) hereof.

     7. As security for the faithful performance by the Lessee of the terms of this Contract, but not in limitation of other rights of the Lessor, Lessee agrees to deposit with the Lessor a surety bond or bonds issued by an insurer or insurers having a certificate of authority to act as surety in the State of Ohio in the amount of $5,500,000.00. During any lease year that the annual rental exceeds $11,000,000, the amount of the surety bond for such year shall be increased by $500,000 for each full $1,000,000 that such year's rent exceeds $11,000,000. Such surety bond or bonds shall be renewed annually as of the date the rent is calculated.

     In consideration hereof, and in further consideration of the other covenants herein by Lessee, Norfolk Southern Corporation, and Southern Railway Company, the Mortgage by Lessee to Lessor, dated October 11, 1881, as subsequently confirmed and extended, is hereby cancelled, and shall be of no further force or effect. Likewise, Clause 7 of the 1881 Indenture, creating the lien secured by the said Mortgage, is hereby abrogated and annulled.

     8. (a) If, during the term(s) hereby granted or upon the expiration or other termination thereof, any disagreement, dispute, controversy or difference shall arise between the parties hereto concerning the construction of the Lease as modified and supplemented by this Agreement, or the rights of either party thereunder, it shall be submitted to arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. Sections 1-14, by three disinterested persons, to be chosen one by each of the parties hereto and one by the two so chosen.

	  (b) The party desiring such arbitration shall give written notice thereof by certified or registered mail to the other party and shall in such notice name the arbitrator selected by it and state precisely the matter or matters to be resolved through arbitration. Within 20 days after receipt of such notice, the other party shall name its arbitrator to the party which gave notice, and may also state additional matters then to be arbitrated, such notification and statement also to be in writing and given by certified or registered mail. In case the other party fails or refuses to name an arbitrator, upon application of the party giving such written notice the arbitrator shall be appointed by the Chief Judge, then sitting, of the United States District Court for the Southern District of Ohio, at Cincinnati, Ohio, or of any Court succeeding to its jurisdiction. In the event the Chief Judge declines to make such an appointment, the arbitrator shall be named by the Arbitration Committee of the American Arbitration Association, presently headquartered at

					EXHIBIT 10(a) PAGE 10 of 23


140 West Fifty-First Street, New York, New York 10020. Only matters so stated by the parties shall be considered or decided by the arbitrators.

	  (c) Said two arbitrators so selected shall, within 20 days after the selection of the second arbitrator, select a third arbitrator. In case the two arbitrators shall fail to agree within 20 days upon a third arbitrator, the third arbitrator shall be appointed in the manner provided in paragraph (b) of this
Section 8.

	  (d) The three arbitrators so selected shall, as soon as possible after their selection is completed, but not more than 60 days thereafter, meet to hear and decide the matter or matters submitted to them and shall give to each side of the controversy not less than 30 days' notice in writing, by certified or registered mail, of the time and place of such hearing.

	  (e) After hearing both parties to the controversy and taking such testimony, making such further investigation as may be deemed necessary and considering such briefs as either party may submit within 20 days after the close of the hearing, the arbitrators shall make in writing, within 30 days, their award upon the matter or matters submitted to them and shall serve a copy of such award, by certified or registered mail, upon each of the parties to the controversy. Such written award, approved and signed by not less than two of such arbitrators, shall be final and binding upon the parties to the controversy and each shall promptly conform thereto. Until the arbitrators have made their determination of the matter or matters submitted to them, the business, settlements and payments to be transacted and made under this Agreement shall continue to be transacted and made in the manner and form existing prior to the arising of such questions. No resort may be had to any court regarding such arbitration except to compel arbitration, to enforce an award or by way of appeal on the grounds set forth in 9 U.S.C. Sections 10 and 11.

	  (f)  In the case of the death, disability,
disqualification or refusal of any arbitrator, his successor shall be chosen within 10 days thereafter by the party selecting him, or, if he be the third arbitrator selected, by the two arbitrators already selected and acting. If either party fails or refuses to select an arbitrator willing to hear the controversy within said 10 day period, or to select a successor to a deceased, disabled or disqualified arbitrator within the prescribed ten (10) day period, a replacement for such arbitrator shall be named in the manner set forth in paragraph (b) of this Section 8.

					EXHIBIT 10(a) PAGE 11 of 23


	  (g) Each party shall pay the compensation, costs, fees and expenses of its arbitrator, witnesses, exhibits and counsel. The compensation, costs, and expenses of the third arbitrator, the stenographic records, if any, and one copy of a transcript for each arbitrator and each party shall be borne equally by the parties hereto.

	  (h)  The Commercial Arbitration Rules of the American
Arbitration Association shall apply except to the extent the same may be inconsistent with this Article.

	  (i) The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction over the parties.

     9. In the event that either party believes the other has breached any provision of the Lease as modified and supplemented by this Agreement, the following procedure shall be followed:

	  (a) The party claiming breach shall give the other party notice in writing referencing this Section 9, setting forth the particular provision it claims to have been breached, and stating the operative facts supporting such claim of breach and the dollar amount (if applicable) by which that party claims to have been damaged by such breach.

	  (b) The responding party shall within 30 days of receiving such notice either: (i) admit the breach and the claimed damages, if any; (ii) admit the breach but deny the claimed damages; or (iii) deny the breach.

	  (c) (i) If a party admits a breach and concurs in the amount of any claimed damages, it shall immediately discontinue any continuing breach and pay the amount of the claimed damages.
(ii) If a party admits a breach but denies the claimed damages, it shall immediately discontinue any continuing breach.

	  (d) Either party may demand arbitration, in accordance with Section 8, as to any issue of breach or damages which is not admitted. The arbitrators shall determine if a breach occurred and, if so, (i) shall reduce the breach to an award of money damages, if any such damages are determined to have been incurred;
(ii) order specific performance of the duty or duties breached; and/or (iii) order the discontinuance of any continuing breach.

	  (e) Upon receipt of the arbitration decision, any party that has been found in breach of the Lease shall discontinue any continuing breach and shall pay the damaged party any monetary award determined by the arbitrators. If within 30 days after receipt of the arbitration decision either the breach (if it is a continuing breach) is not discontinued or the damage award, if

					EXHIBIT 10(a) PAGE 12 of 23


any, is not paid, the aggrieved party may declare the Lease forfeited and exercise all legal rights available to it to end the tenancy and/or recover any unpaid damages.

	  (f) Anything in the Lease and this Agreement to the contrary notwithstanding, when the claimed breach is nonpayment of rent and the amount due is not disputed, Lessor shall give Lessee notice of such breach in writing in accordance with subsection (a) of this Section; if payment of the rental is not made or an agreement for payment of the rental is not reached within 30 days of such notice, Lessor, at its option and without prior resort to arbitration, may declare the Lease forfeited and exercise all legal rights available to it to end the tenancy and/or recover damages.

	  (g) The Lease may not be forfeited except as specified in this Section 9.

	  (h) If a claiming party shall be entitled to arbitration under paragraph (d) above with regard to a claimed breach of the Lease and/or a refusal to admit damages of which notice has been given in accordance with subparagraph (a) hereof, and, with knowledge of same, shall fail to seek arbitration for 30 days after the right to arbitration becomes known to the claiming party, then such party's claims shall be deemed waived.

     10. The Lease and all the covenants and agreements of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that no assignment of the Lease shall be made by the Lessee unless the assignee shall, by instrument in writing executed by such assignee and delivered to the Lessor, expressly assume all of the obligations of the Lessee hereunder. Neither any such assignment nor the execution and delivery by any such assignee of any such instrument of assumption shall, except with the express written consent of the Lessor (which, in the case of liquidation of the Lessee, shall not be unreasonably withheld), relieve the Lessee or its guarantors from any of its or their obligations hereunder. Nothing in this paragraph shall be construed to prevent the transfer of the rights of the Lessee under the Lease in connection with a merger or consolidation or other transfer of all of its assets if the corporation remaining or resulting from such merger or consolidation, or to which assets are transferred, shall execute and deliver to the Lessor a written instrument of assumption as above provided, (sic)

     11. The covenants and agreements herein contained are made subject to any valid existing or future law and to the lawful exercise of power thereunder by any public authority, whether by way of authorization, prohibition or otherwise.

					EXHIBIT 10(a) PAGE 13 of 23


     12. The Lease is to remain in full force and effect, except insofar as it is inconsistent with or expressly modified by these presents, and except that Clause 6 of the October 11, 1881 Indenture and Sections 8, 9, 1O and 11 of the 1902 Contract of Modification and Extension of Lease are expressly abrogated and annulled.

     13. Lessee, for itself, its successors and assigns, hereby covenants that it will keep and perform all the covenants, stipulations and agreements of the Lease and of this Supplementary Agreement, and will not evade or violate any of the same.

     14. Except as otherwise provided herein, notice called for under the terms of this Supplementary Agreement shall be in writing, delivered by certified or registered mail, at the following addresses:

	  For Lessor:

	  President
	  Board of Trustees
	  Cincinnati Southern Railway
	  635 West Seventh Street
	  Suite 300
	  Cincinnati, Ohio 45203

	       and

	  Office of the City Solicitor
	  City of Cincinnati
	  214 City Hall
	  801 Plum Street
	  Cincinnati, Ohio 45202


	  For Lessee:

	  President
	  The Cincinnati, New Orleans and Texas Pacific Railway
	    Company
	  635 West Seventh Street
	  Suite 300
	  Cincinnati, Ohio 45203

	  President
	  The Cincinnati, New Orleans and Texas Pacific Railway
	    Company
	  One Commercial Place
	  Norfolk, Virginia 23510

					EXHIBIT 10(a) PAGE 14 of 23


	  Guarantors:

	  President
	  Southern Railway Company
	  One Commercial Place
	  Norfolk, Virginia 23510

	  Chief Executive Officer
	  Norfolk Southern Corporation
	  One Commercial Place
	  Norfolk, Virginia 23510

     15. SR as the holder of all the common stock of Lessee and NS as the holder of all the common stock of SR each hereby guarantees to Lessor that the Lessee will fully perform all of its obligations under the Lease and this Supplementary Agreement, and jointly and severally agree with Lessor to make Lessor whole for any loss suffered by it as a result of the failure of Lessee to so perform. Any claim made by Lessor under this guarantee shall, if not agreed to by SR and NS, be subject to arbitration under the provisions of Section 8 hereof, which arbitration decision shall be binding upon Lessor and upon SR and NS as guarantors of the obligations of Lessee herein.

     16. This Supplementary Agreement is subject to approval or exemption from approval by the Interstate Commerce Commission of the undertakings by Lessee and Guarantors of the obligations herein, as may be required by 49 U.S.C. Sections 11301 and 11343 et seq., and such decision having become final.

     IN WITNESS WHEREOF, Theodore M. Berry, Robert W. Hilton, Jr., Roger W. Ach, II, Paul W. Sylvester, and Benjamin Gettler, Trustees of the Cincinnati Southern Railway, authorized by Ordinance No. 309 1987 of the City of Cincinnati and by resolution of said Board of Trustees of the Cincinnati Southern Railway have on this 5th day of August, 1987, affixed their hands; The Cincinnati, New Orleans and Texas Pacific Railway Company has upon this same day caused this Supplementary Agreement to be signed and sealed by its President as the act and deed of The Cincinnati, New Orleans and Texas Pacific Railway Company and its corporate seal to be affixed by its Secretary.

					EXHIBIT 10(a) PAGE 15 of 23


     Executed in quintuplicate, upon the day and year above mentioned.


				    THE LESSOR:


				    /s/ Theodore M. Berry
				    -----------------------------
				    Theodore M. Berry


				    /s/ Robert W. Hilton, Jr.
				    -----------------------------
				    Robert W. Hilton, Jr.


				    /s/ Roger W. Ach, II
				    -----------------------------
				    Roger W. Ach, II
WITNESS:


/s/ Janet [Illegible]               /s/ Paul W. Sylvester
-----------------------------       -----------------------------
				    Paul W. Sylvester


/s/ [Illegible]                     /s/ Benjamin Gettler
-----------------------------       -----------------------------
				    Benjamin Gettler
				       Trustees of the Cincinnati
				       Southern Railway



				    THE LESSEE:
				    THE CINCINNATI, NEW ORLEANS AND
				    TEXAS PACIFIC RAILWAY COMPANY
ATTEST:


/s/ Mahlon D. Edwards               By:  /s/ H. H. Hall
-----------------------------       -----------------------------
Secretary                              President

					EXHIBIT 10(a) PAGE 16 of 23


				    GUARANTORS OF LESSEE:
				    SOUTHERN RAILWAY COMPANY
ATTEST:


/s/ Mahlon D. Edwards               /s/ Arnold B. McKinnon
-----------------------------       -----------------------------
Secretary                              President and
				       Chief Executive Officer
				    NORFOLK SOUTHERN CORPORATION
ATTEST:


/s/ Mahlon D. Edwards               /s/ Arnold B. McKinnon
-----------------------------       -----------------------------
Assistant Secretary                    Chief Executive Officer
				       Chairman, President and
					  Chief Executive Officer



State of Ohio        )
		     ) SS:
Hamilton County      )


     Before me a Notary Public, in and for said County, personally appeared the above named Theodore M. Berry, Robert W. Hilton, Jr., Roger W. Ach, II, Paul W. Sylvester, and Benjamin Gettler, the duly appointed, qualified and acting Trustees of the Cincinnati Southern Railway, who acknowledged that they did sign the foregoing instrument on behalf of and pursuant to the direction and in accordance with the authorization of the City of Cincinnati and that the same is their free act and deed as such Trustees, and for the uses and purposes therein set forth.

     In testimony whereof, I have hereunto subscribed my name and affixed my official seal at Cincinnati, Ohio this 5th day of August, 1987.


				    /s/ Nancy C. Cody
				    -----------------------------
				    Notary Public
				    Commission has no expiration
				    date.

					EXHIBIT 10(a) PAGE 17 of 23


State of Virginia    )
		     ) SS:
City of Norfolk      )


     Before me, a Notary Public, in and for said City, personally appeared H. H. Hall, President, and Mahlon D. Edwards, Secretary, of The Cincinnati, New Orleans and Texas Pacific Railway Company, the corporation which executed the foregoing instrument, who acknowledged that the seal affixed to said instrument is the corporate seal of said corporation, that they did sign and seal such instrument as President and Secretary of said corporation and by authority of its Board of Directors and that said instrument is their free act and deed as such President and Secretary, and the free act and deed of The Cincinnati, New Orleans and Texas Pacific Railway Company.

     In testimony whereof, I have hereunto subscribed my name and affixed my official seal at Norfolk, Virginia, this 13th day of August, 1987.


				    /s/ Doris L. Whitson
				    -----------------------------
				    Notary Public
				    Commission Expires:  July 16, 1990.



State of Virginia    )
		     ) SS:
City of Norfolk      )


Before me, a Notary Public, in and for said City, personally appeared Arnold B. McKinnon, Chairman, President and Chief Executive Officer, and Mahlon D. Edwards, Assistant Secretary, of the Norfolk Southern Corporation, the corporation which executed the foregoing instrument, who acknowledged that the seal affixed to said instrument is the corporate seal of said corporation, that they did sign and seal such instrument as Chairman, President and Chief Executive Officer and Assistant Secretary on behalf of said corporation and by authority of its Board of Directors and that said instrument is their free act and deed as such Chairman, President and Chief Executive Officer and Assistant Secretary, and the free act and deed of the Norfolk Southern Corporation.

					EXHIBIT 10(a) PAGE 18 of 23


     In testimony whereof, I have hereunto subscribed my name and affixed my official seal at Norfolk, Virginia, this 13th day of August, 1987.


				    /s/ Doris L. Whitson
				    -----------------------------
				    Notary Public
				    Commission Expires:  July 16, 1990.



State of Virginia    )
		     ) SS:
City of Norfolk      )


Before me, a Notary Public, in and for said City, personally appeared Arnold B. McKinnon, President and Chief Executive Officer, and Mahlon D. Edwards, Secretary, of the Southern Railway Company, the corporation which executed the foregoing instrument, who acknowledged that the seal affixed to said instrument is the corporate seal of said corporation, that they did sign and seal such instrument as President and Chief Executive Officer and Secretary on behalf of said corporation and by authority of its Board of Directors and that said instrument is their free act and deed as such President and Chief Executive Officer and Secretary, and the free act and deed of the Southern Railway Company.

     In testimony whereof, I have hereunto subscribed my name and affixed my official seal at Norfolk, Virginia, this 13th day of August, 1987.


				    /s/ Doris L. Whitson
				    -----------------------------
				    Notary Public
				    Commission Expires:  July 16, 1990.

					EXHIBIT 10(a) PAGE 19 of 23



		 COUNCIL OF THE CITY OF CINCINNATI
		 ---------------------------------

			   STATE OF OHIO
			   -------------

		   OFFICE OF THE CLERK OF COUNCIL
		   ------------------------------



	     I HEREBY CERTIFY that the foregoing
	 transcript is correctly copied from the books, papers and journals of the City of Cincinnati, State of Ohio, kept under authority and by the direction of the Council thereof.



	 ORDINANCE NO. 309-1987 (emergency) passed by
	 Council, City of Cincinnati, State of Ohio, in session on August 5, 1987: "Authorizing the
	 Trustees of the Cincinnati Southern Railway to execute a Supplementary Agreement with The
	 Cincinnati, New Orleans and Texas-Pacific
	 Railway Company and authorizing and directing the City Manager and the City Solicitor to execute a release of claims by the City of Cincinnati against the Cincinnati, New Orleans
	 & Texas-Pacific Railway Company."



	 IN TESTIMONY WHEREOF I have hereunto set my name and affixed the seal of the office of the Clerk of Council this 10th day of August in the year Nineteen-Hundred and Eighty-Seven.



	 /s/ Sandy L. Sherman
	 -----------------------------
	 Clerk of Council
	 Sandy L. Sherman





						  [SEAL]

					EXHIBIT 10(a) PAGE 20 of 23



			  E M E R G E N C Y
			  - - - - - - - - -

			 CITY OF CINCINNATI

		    AN ORDINANCE NO. 309 - 1987



Authorizing the Trustees of the Cincinnati Southern Railway to execute a Supplementary Agreement with the Cincinnati, New Orleans & Texas-Pacific Railway Company and authorizing and directing the City Manager and the City Solicitor to execute a release of claims by the City of Cincinnati against the Cincinnati, New Orleans & Texas-Pacific Railway Company.

     WHEREAS:

     The City of Cincinnati, Ohio is the owner of a line of railroad known as the Cincinnati Southern Railway and certain properties which are under the control and jurisdiction of the Trustees of the Cincinnati Southern Railway and which are leased to the Cincinnati, New Orleans & Texas Pacific Railway Company pursuant to a Lease made and entered into the 11th day of October, 1881, and previously extended, modified and supplemented.

     Certain differences have arisen between the Lessor and Lessee regarding the interpretation, meaning, effect and performance of certain provisions contained in the Lease and regarding the amount of rental that should be paid thereunder.

     The Trustees of the Cincinnati Southern Railway, the lessor, the New Orleans and Texas-Pacific Railway, the lessee, and the Southern Railway Company and the Norfolk Southern Corporation, as guarantors, on July 15, 1987 entered into a Memorandum of Understanding, pursuant to which they each agreed to seek authority to enter into the Supplementary Agreement modifying the terms and increasing the rental for the lease of Cincinnati Southern Railway.

     The Trustees have made a report to Council recommending the approval of the Supplementary Agreement.

     By an Act of the General Assembly of the State of Ohio, S.B. No. 562, 129 v. 573, among other things, the Trustees were authorized to modify any existing lease of such railway in accordance with ordinances of the Council of the City of Cincinnati.

					EXHIBIT 10(a) PAGE 21 of 23


     Council finds the proposed Supplementary Agreement to be in the best interests of the City and the general public.

     NOW, THEREFORE, BE IT ORDAINED by the Council of the City of
Cincinnati, State of Ohio:

     Section 1. The Trustees of the Cincinnati Southern Railway are hereby authorized to execute the Supplementary Agreement, a copy of which is attached hereto, marked "Exhibit A," and by this reference made a part hereof as if fully set forth herein, modifying the terms and increasing the rental of the Lease of the Cincinnati Southern Railway made and entered into the 11th day of October, 1881, as previously extended, modified and supplemented.

     Section 2. Simultaneously with the execution of the Supplementary Agreement by all parties thereto, the City Manager and the City Solicitor are authorized and directed to execute the Release of Claims by the City of Cincinnati Against the Cincinnati, New Orleans & Texas Pacific Railway Company, a copy of which is attached hereto, marked "Exhibit B," and by this reference made part hereof as if fully set forth herein.

     Section 3. This ordinance is hereby declared to be an emergency measure necessary for the immediate preservation of the public peace, health, safety and welfare and shall go into immediate effect. The reason for the necessity of immediate effect is the need to authorize the Trustees of the Cincinnati to execute this Supplementary Agreement and thereby settle the differences between the Trustees and the Lessee and to secure the advantage of the rental increases provided therein at the earliest possible time.

Passed August 5 A.D., 1987

				    /s/ Charles J. Luken
				    -----------------------------
				    Mayor
ATTEST:


/s/ Sandy L. Sherman
-----------------------------
Clerk

I hereby certify that Ordinance No. 309-1987 was provided in the City Bulletin in accordance with the Charter on 8-18-87.


/s/ Sandy L. Sherman
-----------------------------
Clerk of Council

					EXHIBIT 10(a) PAGE 22 of 23


IT IS CERTIFIED, that the following is a true and correct copy of action taken by unanimous written Consent of the Executive
Committee of the Board of Directors of The Cincinnati, New
Orleans, and Texas Pacific Railway Company on July 28, 1987, which action has not been amended or rescinded and is in full force and effect as of the date hereof:

     RESOLVED, that to end certain disputes and differences with the City of Cincinnati, Ohio (City) and the Trustees of the Cincinnati Southern Railway (CSR) concerning the adequacy of the rental paid under, and the interpretation of, the lease pursuant to which The Cincinnati, New Orleans and Texas Pacific Railway Company (the Company) operates the 335-mile line of railroad owned by the City, a supplementary agreement between CSR and the Company be executed, in the name and on behalf of the Company, by the President or any Vice President, such supplementary agreement to:
(a) be dated as of January 1, 1987, and take effect on the earliest practicable date following receipt of all necessary regulatory approvals or exemptions from regulation; (b) modify or eliminate certain obsolete and obscure provisions of the 1881 lease as previously modified, supplemented and extended; (c) permit the Company greater latitude in its operation of the line of railroad as part of Southern Railway System and in its use of the leased premises; (d) confer upon the Company an option to extend the lease for twenty-five years from its present termination on December 31, 2026; (e) cancel the mortgage securing the payment of the rent and the keeping of the covenants of the lease by the Company and substitute for the mortgage a surety bond equal to one-half year's rent and the guarantees of the Company's performance by Southern Railway Company (Southern) as holder of all the Company's common stock, and by Norfolk Southern Corporation (Norfolk Southern) as holder of all the common stock of Southern; (f) increase the annual rental from an average of $3.5 million to a minimum of $11 million, which may escalate up to four percent annually under a formula tied to the Implicit Price Deflator for Gross National Product developed by the U.S. Department of Commerce; (g) increase the annual compensation provided to the Trustees from $12,000 to $100,OOO annually with escalation tied to the Consumer Price Index; (h) provide for sharing between the parties to the lease of any proceeds from the use of the leased line for a fiber optics communications system;
(i) provide for payment of $6 million to the Trustees in consideration of releases to be executed by the Trustees and the City to settle past claims against the Company, Southern and Norfolk Southern arising out of or on account of the prior lease relationship, subject to deferral of certain property claims until the termination of the lease; and (j) contain such other terms and conditions as the officer executing the supplementary agreement may approve.

					EXHIBIT 10(a) PAGE 23 of 23


     RESOLVED, that the Company make application to or file any necessary petition or notice with the Interstate Commerce Commission (which may be a joint application, joint petition, or joint notice with Southern and Norfolk Southern) seeking approval or exemption from regulation, or take any other action before the Interstate Commerce Commission or any other governmental agency having jurisdiction with respect to any necessary authority to enter into said supplementary agreement to the lease, and that the proper officers of the Company be and each of them is hereby authorized to execute such application, petition, or notice, including any amendments or supplements which may be necessary or desirable on behalf of the Company, under its corporate seal where proper.

     RESOLVED, that the proper officers of the Company are severally authorized in the name and on behalf of the Company to take such other action as in their judgment may be necessary or desirable fully to carry out the intent and to accomplish the purposes of the foregoing resolution and to execute, deliver and record such documents, certificates, leases, opinions or other instruments as in their judgment may be necessary or desirable fully to carry out said intent and to accomplish said purposes, including, but not limited to, execution of a conveyance to the Trustees of certain land in the riverfront area of the City of Cincinnati known as parcels 108, 132 and 134 of the Company valuation map V-1 Ohio/L5, which land will become part of the leased premises.

     RESOLVED, that all action taken by the proper officers of the Company in connection with the foregoing resolutions be, and the same hereby is, authorized, approved, ratified, and confirmed.

     Witness my hand and the seal of the Company this 28th day of July, 1987.


				    /s/ Mahlon D. Edwards
				    -----------------------------
				    Mahlon D. Edwards
				    Corporate Secretary